UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AIMS WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Nevada                                                          87-0567854

(State of incorporation or organization)                  (I.R.S. Employer Identification No.)

10400 Eaton Place #450 Fairfax, VA      22030

(Address of principal executive offices)     (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class

Name of each exchange on which

to be so registered

each class is to be registered

Not Applicable

Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.[  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[X]

Securities Act registration statement file number to which this form relates:  33-8067-NY (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant’s Securities to be Registered.

Common Stock

DESCRIPTION OF SECURITIES

General

We are authorized to issue 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares $0.001 par value preferred stock.

Common Stock

As of the date of this prospectus, there were 30,409,421 shares of common stock outstanding held by approximately 235 shareholders.

Holders of common stock are entitled to one vote per share in all matters to be voted on by the shareholders. Except for any priority in the payment of dividends which may be granted to the holders of preferred stock, holders of common stock are entitled to receive on a per share basis any dividends that may be legally declared from time to time by our board of directors. If we were to liquidate, dissolve or wind up our affairs, holders of common stock would be entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any outstanding preferred stock. All of our issued and outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of common stock holders are subject to the rights of the holders of preferred stock even if the preferred stock is issued after your common stock.

No Preemptive Rights

Holders of common stock do not have any preemptive right to subscribe for or purchase any class of our securities nor do they have any redemption or conversion rights.

No Cumulative Voting

Common stock shareholders do not have the right to cumulate his or her votes in an election of directors or for any other matter or matters to be voted upon by our shareholders.

We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business.  We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Item 2. Exhibits.

Exhibit #

Title

Location

3(i)

Articles of Incorporation

*

3(ii)

By Laws

*

* Expressly incorporated by reference the Articles of Incorporation and By Laws set forth in Form SB-2, filed with the Securities and Exchange Commission on September 8, 1999.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AIMS WORLDWIDE, INC.

/s/ Gerald Garcia, Jr.

Date:  January 17, 2006

By:

Gerald Garcia, Jr.

President and Chief Executive Officer

3